Filed Pursuant to Rule 424(b)(5)

Registration No. 333-264299

PROSPECTUS SUPPLEMENT No. 2

(To Prospectus dated April 26, 2022 and

Prospectus Supplement dated November 7, 2023 and

Prospectus Supplement No. 1 dated May 8, 2024)

Clene Inc.

This Supplement No. 2 to the Prospectus Supplement supplements and amends the Prospectus Supplement dated November 7, 2023 (the “Prospectus Supplement”) and Supplement No. 1 to the Prospectus Supplement dated May 8, 2024 (“Supplement No. 1”) filed by Clene Inc. (“we,” “us,” and “our”). This Supplement No. 2 to the Prospectus Supplement should be read in conjunction with the Prospectus Supplement, Supplement No. 1 and the base prospectus dated April 26, 2022 (the “Base Prospectus”).

We have previously entered into a Equity Distribution Agreement (the “ATM Agreement”), dated April 14, 2022, with Canaccord Genuity LLC (“Canaccord”), pursuant to which Canaccord acts as sales agent pursuant to that certain “at-the-market offering.”

We filed the Prospectus Supplement to register the offer and sale of $15,000,000 of shares of our common stock issuable pursuant to the ATM Agreement, and we filed Supplement No. 1 to reduce the maximum aggregate gross sales price of our common stock that may be offered and sold pursuant to the ATM Agreement to $12,300,000 of shares of our common stock. We have offered, issued and sold shares of our common stock pursuant to the ATM Agreement, Prospectus Supplement, and Supplement No. 1 for gross proceeds of approximately $2,098,857. An aggregate of approximately $12,901,143 of shares of our common stock remained to be sold pursuant to the ATM Agreement, Prospectus Supplement and Supplement No. 1.

The purpose of this Supplement No. 2 is to terminate, effective on the date of this Supplement No. 2, the offering of the approximately $12,901,143 of shares of our common stock that were not sold pursuant to the ATM Agreement, Prospectus Supplement and Supplement No. 1 prior to its termination. Other than the termination of the Prospectus Supplement, the ATM Agreement remains in full force and effect.

The date of this Supplement No. 2 to the Prospectus Supplement is September 30, 2024.